UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014

CARDINAL ENERGY GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6037 Frantz Rd., Suite 103 Dublin, OH	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 459-4959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following information is furnished pursuant to Item 5.02.

(a) Departure of Chief Financial Officer, and (b) Departure of Director.

On January 7, 2014, Dan Troendly resigned from his positions as Chief Financial Officer and Member of the Board of Directors of Cardinal Energy Group, Inc. (the “Company”). Mr. Troendly’s resignation is due to recent health issues and is effective immediately. Mr. Troendly has indicated that he has no disagreements with management and that he will be available, as time allows, to assist in a smooth transition to a new CFO.

(c) Appointment of New Chief Financial Officer.

On January 7, 2014, the Company also announced the appointment of John R Jordan, 66, as Chief Financial Officer, upon the effective date of Mr. Troendly’s resignation. Mr. Jordan previously served in various positions with Unocal Corporation and its successor, Chevron Corporation, from May 1970 to June 2006, most recently serving as Accounting Manager and Division Comptroller. Mr. Jordan has over 40 years experience as an accounting and financial services professional, with an extensive background in the Oil & Gas and Geothermal energy industries both in the United States and overseas. Mr. Jordan holds a Bachelor of Science in Accounting and Business Management from Pepperdine University (1970) and an MBA from Pepperdine University, The George Graziadio School of Business & Management (1977).

As of the date of this report, Mr. Jordan has entered into a consulting agreement with the Company, with an Effective Date of January 1, 2014, (the “Agreement”) to serve as “outside” Chief Financial Officer, on a non-exclusive basis. The term of the Agreement runs through January 1, 2015 and may be extended by mutual consent of both parties. Pursuant to the Agreement, Mr. Jordan is currently entitled to receive a monthly retainer fee of $3,000. In addition, the Agreement provides that Mr. Jordan will receive 50,000 restricted shares of the Company’s stock upon the Effective Date of the Agreement, plus 50,000 restricted shares of the Company’s stock at the end of each calendar quarter.

(d) Appointment of New Chief Operating Officer.

On January 7, 2014, the Company also announced the appointment of Mr. David Rippy, 55, as Chief Operating Officer. Mr. Rippy previously served as a consultant to the Company for the past three months. Prior to joining the Company, Mr. Rippy was Owner, CEO and President of Bakersfield Drilling Consultants, Inc., from June 1995 through December 31, 2013. Prior to his tenure at Bakersfield, Mr. Rippy worked as a Design and Sales Manager at Bestline Liner Systems from June 1993 through June 1995, as a Drilling, Production and Work Over Engineer at Berry Petroleum from June 1988 through May 1993, as a Drilling Technician for ARCO Oil & Gas from October 1986 through May 1988, and as a Field Engineer for Halliburton Services from December 1979 through September 1986. Mr. Rippy has over 35 years of oil field experience.

As of the date of this report, Mr. Rippy has entered into an employment agreement with the Company, dated January 1, 2014, (the “Employment Agreement”) to serve as Chief Operating Officer, the term of which runs through December 31, 2015. Pursuant to the terms of the Agreement, Mr. Rippy is currently entitled to receive an annual salary of $150,000 for calendar year 2014, and an annual salary of $175,000 for calendar year 2015. Mr. Rippy shall also be entitled to receive all benefits provided by the Company to senior executives, as well as the right to participate in any bonus program, or Executive Stock Award Plan, which the Company may adopt.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Resignation Letter of Mr. Dan Troendly, dated January 7, 2014.

10.2	Consulting Agreement between the Company and John R. Jordan, dated January 1, 2014.

10.3	Employment Agreement between the Company and David Rippy, dated January 1, 2014

10.4	Press Release issued by the Company on January 7, 2014 announcing the appointment of Mr. Rippy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: January 10, 2014	BY:	/s/ Timothy W. Crawford
Timothy W. Crawford,
Chief Executive Officer